Exhibit 99 - First Commonwealth Financial Corporation Press Release dated October 21, 2004

*** NEWS RELEASE ***

TO:	All Area News Agencies	For More Information Contact:

FROM:	First Commonwealth	John Dolan, Executive Vice President and
	Financial Corporation	Chief Financial Officer
First Commonwealth Financial Corporation
DATE:	October 21, 2004	(724) 349-7220

FIRST COMMONWEALTH ANNOUNCES THIRD QUARTER RESULTS
Net Interest Income and Asset Quality Improve;
Completes Early Payment and Restructuring of Long-Term FHLB Borrowings

INDIANA, PA - First Commonwealth Financial Corporation (NYSE:FCF) reported a net loss of $2.8 million for the third quarter of 2004.  The quarter included a previously announced charge of $29.5 million ($19.2 million after tax) representing a penalty for the prepayment of Federal Home Loan Bank, or FHLB, long-term borrowings.  This transaction expands the maturity distribution of the company's FHLB advances to minimize the impact of maturities on any one year.  It also reduced the initial interest cost on the $440 million FHLB advances by 292 basis points (2.92%).  First Commonwealth expects that the transaction will result in an increase in net interest income over the remaining term of the original advances in excess of the prepayment penalty.   The effect of the prepayment penalty, after tax, on the quarter's earnings per share was a reduction of $0.28; consequently the third quarter results in a $0.04 loss per share (basic and diluted).  This is compared to $13.8 million net income, and basic and diluted earnings per share of $0.23 for the third quarter of 2003.  Net income for the 2003 quarter also included a $3.1 million gain (pre-tax) on the sale of two branch offices.  This gain on an after-tax basis added $2.0 million, or $0.03 per share in the third quarter of 2003.

Return on equity was (2.13)% and return on assets was (0.18)% for the third quarter of 2004 compared to 13.63% and 1.14%, respectively for the related 2003 period.  Net income for the nine months ended September 30, 2004 was $22.1 million, or $0.34 basic and diluted earnings per share compared to $40.6 million net income and $0.69 basic and diluted earnings per share for the related period in 2003.  Return on equity was 6.14% and return on assets was 0.52% for the nine months of 2004 compared to 13.26% and 1.16%, respectively for the nine-month period of 2003.

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Net income, excluding the charge for the FHLB prepayment penalty was $16.4 million for the third quarter of 2004, or basic and diluted earnings per share of $0.24 and $0.23, respectively compared to $13.8 million for the third quarter 2003, or basic and diluted earnings of $0.23 per share.  For the nine month period ended September 30, 2004 net income, excluding the FHLB prepayment penalty was $41.3 million, or basic and diluted earnings per share of $0.64 and $0.63, compared to $40.6 million for the first nine months of 2003, or $0.69 basic and diluted earnings per share.

The 2004 quarter- and year-to-date amounts incorporate results of two acquisitions: Pittsburgh Financial Corp., acquired on December 5, 2003, as well as GA Financial, Inc. acquired on May 24, 2004.  The operations of both acquisitions are included from the date of acquisition.

Net Interest Income
Net interest income for the third quarter of 2004 was $11.1 million more than that of the related period of 2003.  Net interest income, on a fully tax-equivalent basis, as a percentage of average earning assets ("net interest margin") was 3.38% for the third quarter 2004, representing an increase of 7 basis points (0.07%) from the related quarter of 2003.  Net interest margin was 3.27% in the nine months of 2004 compared to 3.52% in the first nine months of 2003 reflecting a reduction of 25 basis points (0.25%). With the repositioning of borrowings after the FHLB prepayment, low interest rates are expected to have a slightly favorable impact on the prospective net interest margin.

Noninterest income
Net securities gains were $51 thousand in the third quarter of 2004 compared to $166 thousand in the 2003 quarter while net securities gains were $4.0 million in the first nine months of 2004 compared to $5.6 million in the 2003 period.  Gains were primarily from the sale of equity securities.  Trust income improved primarily on a quarter-to-date and year-to-date basis, as a result of improved market values.  The improvement in service charges on deposits and the inclusion of fee income from the recently acquired banks were the primary causes of the increases in other noninterest income.

Noninterest Expense
Noninterest expenses excluding the above mentioned prepayment penalty, increased $6.5 million during the 2004 quarter when compared to the third quarter of 2003.  Noninterest expense, excluding the above mentioned prepayment penalty, for the nine months of 2004 increased $15.7 million when compared to the nine months of 2003. The inclusion of Pittsburgh Financial Corp. and GA Financial, Inc. results were the primary causes of the increased noninterest expense.  Additionally the company incurred $2.1 million of merger and integration expenses in the nine-month period of 2004.  The most significant other noninterest expense item that increased was salaries and employee benefit cost.  The nine-month period of 2003 also included the benefit of a $610 thousand partial recovery of a litigation settlement.

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Credit Quality and Provision for Credit Losses
Nonperforming loan levels continue to show significant improvement at September 30, 2004 when compared to the previous year, reflecting a $7.8 million reduction.  Management believes that the allowance for credit losses is adequate at this time.  The uncertain economic conditions present a risk to the company and the industry but management feels that its risk management process is thorough and serves as an early warning system so that an appropriate response will be promptly implemented.

The provision for credit losses decreased $820 thousand in the third quarter of 2004 when compared to the 2003 related quarter and decreased $3.1 million for the nine months of 2004 when compared to the comparable 2003 period, reflecting improvement in nonperforming loans and net charge-offs.  The third quarter of 2004 reflected a decrease of  $739 thousand in net charge-offs when compared to the 2003 quarter and net charge-offs for the nine-month period of 2004 were $2.2 million less than the related period of 2003.

Use of Non-GAAP Financial Measures
Net income and earnings per share, excluding the charge for the FHLB prepayment penalty, are not financial measures recognized by Generally Accepted Accounting Principles (GAAP).  However, management believes that the presentation of net income and earnings per share without the effects of the prepayment penalty is helpful to an investor's understanding of the company's operating performance during the quarter and to a comparison with the company's prior results and with those of other companies in the banking industry.  This disclosure should not be viewed as a substitute for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.  A reconciliation from GAAP net income and earnings per share follows (in thousands, except per share data):

	For the Quarter		For the 9 Months
	Ended September 30,		Ended September 30,
	2004	2003	2004	2003
GAAP Net income (loss)	$(2,795)	$13,835	$22,088	$40,566
FHLB prepayment penalty (net of tax)	19,172	0	19,172	0
Net income before prepayment penalty	$16,377	$13,835	$41,260	$40,566
Net income before prepayment penalty, per share:
Basic	$0.24	$0.23	$0.64	$0.69
Diluted	$0.23	$0.23	$0.63	$0.69

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About First Commonwealth
First Commonwealth Financial Corporation is a $6.3 billion bank holding company headquartered in Indiana, PA.  It operates in 17 counties in western and central Pennsylvania through First Commonwealth Bank, a Pennsylvania chartered bank.  Financial services and insurance products are also provided through First Commonwealth Insurance Agency, First Commonwealth Trust Company and First Commonwealth Financial Advisors, Inc.  The company also operates First Commonwealth Systems Corporation, a data processing subsidiary, First Commonwealth Professional Resources, Inc., a support services subsidiary, FraMal Holdings Corporation, an investment services company, and jointly owns Commonwealth Trust Credit Life Insurance Company, a credit life reinsurance company.

Forward-Looking Statements
This press release contains "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties.  Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intended," and "potential."  Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: the timing and magnitude of changes in interest rates; changes in accounting principles, policies or guidelines; changes in regional, national and global economic conditions; changes in regulatory requirements, and significant changes in the securities markets.  Consequently, all forward-looking statements made in this press release are qualified by these cautionary statements, and the cautionary language in First Commonwealth's most recent Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission.

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FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED SELECTED FINANCIAL DATA
(Dollar Amounts in Thousands, except per share data)

	For the Quarter		For the 9 Months
	Ended September 30,		Ended September 30,
	2004	2003	2004	2003
Interest income	$74,940	$59,605	$202,410	$183,108
Interest expense	28,881	24,616	81,109	75,832
Net interest income	46,059	34,989	121,301	107,276
Provision for credit losses	2,675	3,495	7,295	10,420
Net interest income after provision for credit losses	43,384	31,494	114,006	96,856

Securities gains	51	166	4,046	5,621
Trust income	1,413	1,342	4,123	3,811
Service charges on deposits	4,059	3,447	11,019	9,551
Gain on sale of branches	0	3,062	0	3,062
Insurance commissions	1,046	910	2,715	2,555
Income from bank owned life insurance	1,333	1,136	3,847	3,234
Merchant discount income	988	959	2,723	2,666
Card related interchange income	986	634	2,496	1,933
Other income	1,927	2,201	5,514	5,693
Total other income	11,803	13,857	36,483	38,126

Salaries and employee benefits	17,303	15,163	51,147	45,644
Net occupancy expense	2,540	2,023	6,894	5,768
Furniture and equipment expense	3,064	2,522	8,290	7,618
Data processing expense	1,079	688	2,805	1,836
Pennsylvania shares tax expense	1,140	1,075	3,414	3,216
Intangible amortization	565	3	877	16
Litigation settlement (recovery)	0	0	0	(610)
Merger and integration charges	(39)	0	2,125	0
Debt prepayment fees	29,495	0	29,495	0
Other operating expense	8,906	6,531	24,267	20,671
Total other expenses	64,053	28,005	129,314	84,159
Income (loss) before income taxes	(8,866)	17,346	21,175	50,823
Applicable income taxes (benefit)	(6,071)	3,511	(913)	10,257
Net income (loss)	($2,795)	$13,835	$22,088	$40,566

Average shares outstanding	69,077,293	58,950,258	64,784,404	58,808,464
Average shares outstanding assuming dilution	69,701,327	59,376,716	65,328,753	59,139,101

Per Share Data:
Basic earnings per share	($0.04)	$0.23	$0.34	$0.69
Diluted earnings per share	($0.04)	$0.23	$0.34	$0.69
Cash dividends per share	$0.160	$0.155	$0.480	$0.465

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED SELECTED FINANCIAL DATA
(Dollar Amounts in Thousands, except per share data)

Asset Quality Data At September 30,
	2004	2003
Loans on nonaccrual basis	$11,784	$18,430
Past due loans	12,779	13,949
Renegotiated loans	185	198
Total nonperforming loans	$24,748	$32,577
Loans outstanding at end of period	$3,533,509	$2,597,443
Average loans outstanding(year-to-date)	$3,159,920	$2,630,009
Allowance for credit losses	$43,162	$36,183
Nonperforming loans as percent of total loans	0.70%	1.25%
Net charge-offs(year-to-date)	$6,501	$8,733
Net charge-offs as percent of average loans (annualized)	0.27%	0.44%
Allowance for credit losses as percent of average loans
Outstanding	1.37%	1.38%
Allowance for credit losses as percent of nonperforming
Loans	174.41%	111.07%
Other real estate owned	$2,295	$1,698

End of Period Data At September 30,
	2004	2003
Assets	$6,258,777	$4,820,190
Earning assets	$5,814,561	$4,588,504
Securities	$2,272,760	$1,990,261
Loans,net of unearned income	$3,533,509	$2,597,443
Total deposits	$3,851,351	$3,150,790
Non-interest bearing deposits	$475,183	$393,070
NOW, Moneymarket & Savings	$1,817,386	$1,292,168
Time deposits	$1,558,782	$1,465,552
Short-term borrowings	$976,873	$655,357
Long-term debt	$864,876	$577,578
Other liabilities	$38,655	$26,472
Shareholders' equity	$527,022	$409,993
Shares outstanding	69,568,513	59,290,575
Book value per share	$7.58	$6.91
Market value per share	$13.61	$13.16

FIRST COMMONWEALTH FINANCIAL CORPORATION
CONSOLIDATED SELECTED FINANCIAL DATA
(Dollar Amounts in Thousands, except per share data)

Quarter To Date Average Balances At September 30,
	2004	2003
Assets	$6,270,212	$4,812,119
Earning assets	$5,803,925	$4,542,210
Securities	$2,287,826	$1,938,626
Loans,net of unearned income	$3,508,856	$2,602,367
Deposits	$3,875,294	$3,197,403
Shareholders' Equity	$522,173	$402,608

YearTo Date Average Balances At September 30,
	2004	2003
Assets	$5,705,600	$4,677,114
Earning assets	$5,329,223	$4,413,244
Securities	$2,163,506	$1,781,828
Loans,net of unearned income	$3,159,920	$2,630,009
Deposits	$3,565,542	$3,152,897
Shareholders' Equity	$480,399	$409,063

Profitability Ratios
	For the Quarter		For the 9 Months
	Ended September 30,		Ended September 30,
	2004	2003	2004	2003
Return on average assets	-0.18%	1.14%	0.52%	1.16%
Return on average equity	-2.13%	13.63%	6.14%	13.26%
Yield on earning assets (FTE)	5.37%	5.49%	5.29%	5.81%
Total cost of funds	2.18%	2.44%	2.28%	2.62%
Net interest margin (FTE)	3.38%	3.31%	3.27%	3.52%
Efficiency ratio (FTE) (a)	104.86%	54.06%	77.47%	54.54%
Fully tax equivalent adjustment	$3,222	$2,953	$9,134	$8,913

(a) Efficiency ratio is "total other expenses" as a percentage of total revenue.
Total revenue consists of "net interest income, on a fully tax-equivalent basis", plus "total other income".